EXHIBIT 4.1.6
AMENDMENT NUMBER SIX TO THE
COUNTRYWIDE FINANCIAL CORPORATION
401(k) SAVINGS AND INVESTMENT PLAN
     THIS AMENDMENT is made on this 27th day of June, 2005, by the Countrywide Financial Corporation Administrative Committee For Employee Benefit Plans (the “Committee”).
W I T N E S S E T H:
     WHEREAS, Countrywide Financial Corporation maintains the Countrywide Financial Corporation 401(k) Savings and Investment Plan (the “Plan”);
     WHEREAS, the Committee now wishes to amend the Plan to modify its provisions relating to automatic rollover distributions to comply with § 401(a)(31)(B) of the Internal Revenue Code (“Code”) as amended by the Economic Growth and Tax Relief Reconciliation Act of 2001, Pub. L. 107-16 (“EGTRRA”);
     WHEREAS, this amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this Amendment Number Six; and
     WHEREAS, unless otherwise provided herein, this Amendment Number Six shall be effective for distributions made on and after March 28, 2005:
     NOW, THEREFORE, the Committee does hereby amend Section 13.01 in its entirety, as follows:
13.01 Termination of Employment Prior to Age 65
In the event a Participant terminates employment with the Company or an Affiliated Company prior to attaining age 65 for any reason other than death, the Participant shall be entitled to receive a distribution of the vested balance in his or her Account as of any Valuation Date following termination of employment.
(a)	Effective March 1, 1999, if the vested balance of the Participant’s Account does not exceed $5,000 ($3,500 prior to March 1, 1999), or, for distributions after March 21, 1999, exceeds $5,000 at the time the Participant terminates employment and at a later time is reduced to an amount not greater than $5,000, the Plan shall distribute the Participant’s entire nonforfeitable Account balance as soon as practicable.

(b)	Effective for distributions made on and after March 28, 2005, if the vested balance of the Participant’s Account does not exceed $1,000, or exceeds $1,000 at the time the Participant terminates employment and at a later time is reduced to an amount not greater than $1,000, the Plan shall distribute the Participant’s entire nonforfeitable Account balance as soon as practicable.

(c)	Effective for distributions made on and after March 28, 2005, in the event that the vested balance of a Participant’s Account is greater than $1,000, but does not exceed $5,000 in accordance with the provisions of this Section 13.01, if the Participant does not elect to have such distribution paid directly to an eligible retirement plan specified by the Participant in a direct rollover or to receive the distribution directly in accordance with this Section 13.01, then the Administrator will pay the distribution in a direct rollover to an individual retirement plan designated by the Administrator.

(d)	If the vested balance of a Participant’s Account exceeds $5,000, no distribution will be made without the Participant’s prior written consent. If such consent is not given, distribution shall be made as soon as practicable following the earlier of:
i.	the date on which the Administrator receives a properly completed distribution election form; or

ii.	(A) the earliest practicable date following the Valuation Date following the Participant’s termination of employment or (B) the earliest practicable date following the Valuation Date next following his or her 65th birthday, if later, at which time the Participant’s nonforfeitable interest shall be automatically paid to him or her.
(e)	For purposes of this section for distributions made before March 28, 2005, the value of a Participant’s nonforfeitable Account balance shall be determined without regard to that portion of the Account balance that is attributable to rollover contributions (and earnings allocable thereto) within the meaning of Sections 402(c), 403(a)(4), 403(b)(8) 408(d)(3)(A)(ii) and 457(e)(16) of the Code.

     Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this Amendment Number Six.
     IN WITNESS WHEREOF, the Committee has caused this Amendment Number Six to be executed on July 5, 2005.

COUNTRYWIDE FINANCIAL CORPORATION ADMINISTRATIVE COMMITTEE FOR EMPLOYEE BENEFIT PLANS

By:	/s/ MARSHALL GATES
Marshall Gates
Senior Managing Director/Chief Administrative Officer

ATTEST:

/s/ GERARD A. HEALY
Title: SVP, Assistant General Counsel

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